Exhibit 99.01

Code of Conduct and Business Ethics

No written code can replace the thoughtful and sincere behavior of an ethical individual operating alone and with other ethical individuals.  However, a code can be helpful in several important ways such as:

•                  Focus attention on the obligation that every employee, officer and member of the board of directors has to engage in ethical behavior and to report unethical or questionable behavior;

•                  Encourage and foster a culture and atmosphere of self-awareness, prudent conduct, honesty, accountability and transparency;

•                  Provide guidance for recognizing areas of ethical risk such as conflicts of interest;

•                  Promote just and equitable principles of trade; and remove impediments to a free and open market and national market system; and protect investors and the public;

•                  Provide clear and objective standards for:

•                  Preventing fraudulent and manipulative acts and practices

                        Ensuring that disclosures are made fairly, accurately and timely

•                  Determining and dealing swiftly with violations and reporting violations to authorities

•                  Legal compliance; and

•                  Provide reporting and enforcement mechanisms to deal with violations promptly and consistently.

At Intrado, we hold each other to a standard of human performance that goes beyond the ordinary.  Simple concepts such as honesty, integrity and respect run deep throughout our organization and impact everything we do as a business and as individuals.  All Intrado employees, officers and directors are expected to:

•                  Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•                  Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

•                  Comply with applicable laws.

•                  Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated.

•                  Respect the confidentiality of information acquired in the course of one’s work and not violate that confidentiality unless authorized or otherwise legally obligated.  Confidential information acquired in the course of one’s work will not be used for personal advantage.

•                  Proactively promote ethical behavior as a responsible partner among peers in the work environment and the community.

•                  Achieve responsible use of and control over all assets and resources employed or entrusted.

If you observe or are aware of material unethical or unlawful conduct, abuses of authority or other corporate improprieties by Intrado employees, officers or directors, it is your duty to report such conduct. Reports are broken down by the type of matter being reported (2 categories):

(1)          Matters related specifically to financial reporting, accounting or auditing (“Accounting Matters”); and

(2)          Non Accounting Matters.

Reporting on Accounting Matters

Such reports include:

•                  Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company;

•                  Fraud or deliberate error in the recording and maintaining of financial records of the Company;

•                  Deficiencies in or noncompliance with the Company’s internal accounting controls;

•                  Misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

•                  Deviation from full and fair reporting of the Company’s financial condition.

Reports must be sent to [current designated law firm] via U.S. mail, overnight courier or hand-delivery.  We take such matters very seriously, and that is why such reports must be in writing, factually specific and include any documentation lawfully in your possession that will aid in an investigation of your concern.  This will make it possible for an investigator to conduct a reasonable investigation.  The company will not be responsible for reported matters that do not adhere to these guidelines.  In submitting your concern about an Accounting Matter, you may elect to:

(1)          Be identified to Intrado’s Audit Committee and its investigating agents but request that your complaint be treated confidentially or anonymously, in which case any information contained in the materials will be redacted to minimize the risk that you will be identified; or

(2)          Not be identified, in which case Intrado will presume that you intend to remain anonymous; or

(3)          Be identified and not request that your complaint be treated confidentially or anonymously.

Your anonymity will be preserved unless you waive that right; however, you should note that, in some cases, an effective investigation might not be possible unless you choose to waive your right and be identified.

Intrado will not discharge, retaliate, demote, suspend, threaten, harass or in any manner discriminate against any employee based upon the lawful, good faith reporting of a concern over an Accounting Matters.  However, employees who file reports or provide evidence which they know to be false or without a reasonable belief in the truth and accuracy of such information will not be protected by the above statement and may be subject to disciplinary action, including termination of employment.

Reporting on Non Accounting Matters

Such reports include material unethical or illegal conduct, abuses of authority, or other corporate improprieties not having to do with financial reporting, accounting or auditing.  You may make your report by:

Submitting the report to your supervisor, who in turn will escalate the matter through the chain of command as appropriate; however, if the report of wrongdoing implicates your supervisor, then direct your report to the manager directly above your supervisor in the chain of command; or

If the report implicates, or it is reasonable to assume that it could implicate, wrongdoing on the part of the company’s Chief Executive Officer, then the report should be made via the Intrado “Risk Incident Review Procedure” reporting process found on the Legal page of Intrado’s intranet site (please refer to the Risk Incident Review Procedure).  Absent clear and convincing evidence that the report is, on its face, groundless or frivolous, which determination will be made by Intrado’s General Counsel, the report will be forwarded to the Chairperson of Intrado’s Corporate Governance Committee.  In every case, the General Counsel will notify the Chairperson of the Corporate Governance Committee that a report has been received.

We take such matters very seriously, and that is why such reports must be in writing, factually specific and include any documentation lawfully in your possession that will aid in an investigation of your concern.  This will make it possible for an investigator to conduct a reasonable investigation.  The company will not be responsible for reported matters that do not adhere to these guidelines.  Information you provide will be treated with discretion, and to the extent practicable and permitted by law, Intrado will take all reasonable precautions to maintain the confidentiality of reporting individuals; however, should the investigation demonstrate that the allegation has merit and an ultimate disposition of the incident is required, it may be necessary to identify the reporting employee and to require his/her participation. No reprisals or disciplinary action will be permitted against personnel for good faith reporting of, or cooperating in the investigation of, the improper conduct contemplated in this policy.

Subsumed within this Code of Conduct and Business Ethics, and reprinted below, is the Intrado “Sarbanes Oxley Financial Code of Ethics” which directly applies to Intrado’s “Senior Financial Officers” and which signifies the values all employees are expected to follow in the practice of financial management.

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Sarbanes Oxley Financial Code of Ethics

Intrado’s Chief Executive Officer, Chief Financial Officer, Vice President of Finance, and Controller (“Senior Financial Officers”) hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that the interests of all relevant corporate constituencies are appropriately balanced, protected and preserved.

The Intrado Sarbanes Oxley Financial Code of Ethics is but one part of Intrado’s overall commitment, not just to financial management, but to the highest standards for personal and professional values and performance in all areas of its business.  It establishes principles to which the Senior Financial Officers are expected to adhere and advocate; and provides rules regarding individual and peer responsibilities to other employees, the public and other corporate constituencies. The Senior Financial Officers are expected to abide by this code as well as any other applicable Intrado policies relating to the areas covered by this code. Any violations may result in disciplinary action.  The Senior Financial Officers must:

•                  Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  Provide disclosure that is full, fair, accurate, timely and understandable in reports and documents that Intrado or its subsidiaries file with, or submit to, the Securities and Exchange Commission and in other public communications made by Intrado or its subsidiaries;

•                  Comply with applicable governmental laws, rules and regulations; and

•                  Promptly report any possible violation of this code of which the Senior Financial Officer becomes aware either to the Chairman of the Audit Committee or any of the individuals named in Intrado’s policies.

Possible violations or other concerns may be submitted anonymously.  Intrado will in all cases handle inquiries discretely and will make every effort to maintain, within the limits allowed by law, the confidentiality of anyone requesting guidance or reporting questionable behavior and/or a compliance concern.

It is Intrado’s intention that the Sarbanes Oxley Financial Code of Ethics be its written code of ethics for Senior Financial Officers under Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Securities and Exchange Commission Regulation S-K.

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This Code of Conduct and Business Ethics may not be waived with respect to its application to members of Intrado’s board of directors or its executive officers except as may be approved by vote of the board, and such a waiver shall not be granted unless it is truly necessary and warranted and is limited and qualified so as to protect Intrado and its shareholders to the greatest extent possible.